Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Seabridge Gold Inc.

We consent to the use of our report dated March 24, 2022, on the consolidated financial statements of Seabridge Gold Inc (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, and our report dated March 24, 2022 on the effectiveness of internal control over financial reporting as of December 31 2021, which are incorporated by reference in the Registration Statement on Form F-10 dated December 23, 2022 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

December 23, 2022

Toronto, Canada